FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	(508) 230-1828 (T)
Jeffrey N. Peterson, Chairman	(650) 812-8121 (T)

Pressure BioSciences Closes Additional $1,100,000 of $5 Million PIPE;

Total Funds Received to Date Reach $3,280,000

PIPE Proceeds Used to Eliminate 70% of Variable Rate Convertible Debt, Expand

Marketing and Sales Capabilities, Add Manufacturing Personnel, Increase Instrument

and Consumables Inventory, and Help Secure Expected Record Third Quarter Revenue

South Easton, MA, September 28, 2015 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” and the “Company”), a leader in the development and sale of broadly enabling, pressure cycling technology (“PCT”)-based sample preparation solutions to the worldwide life sciences industry, today announced it has received gross proceeds of $1,100,000 from an additional closing of its $5 million Private Placement (the “Offering”), increasing the total amount raised to date in the Offering to $3,280,000. One or more additional closings are expected in the near future.

Pursuant to the Subscription Agreement, the Company will issue to the investors, Senior Secured Convertible Debentures with a fixed conversion price of $0.28 per restricted common share, and Common Stock Purchase Warrants exercisable into a total of 1,964,286 shares of restricted common stock at an exercise price of $0.40 per share. The Company is under no obligation to file a registration statement to register the shares underlying the Debentures and Warrants. The Company netted $990,000 in cash after taking into account fees related to the Offering.

Mr. Richard T. Schumacher, President and CEO of PBI, commented: “The priorities for the use of funds from the Offering remain: (i) to expand the Company’s marketing and sales capabilities, including a sizeable increase in the number of the Company’s marketing and sales personnel; (ii) to increase the Company’s manufacturing and operational capabilities; (iii) to ready the Company for a potential up-listing to a regulated exchange in the near future; and (iv) to retire all variable rate convertible debt (“VRCD”) we took on to help facilitate growth prior to additional equity capital being raised. With the funds received to date, we have eliminated approximately 70% of all the VRCD we had as of the close of the 2015 second quarter. It is expected that cash received from additional closings that may occur in the near future will be used to eliminate all remaining VRCD debt.”

This press release is not an offer to sell or a solicitation of offers to participate in the Offering. The units, including the shares underlying the Debentures and Warrants, have not been registered under the Securities Act and may not be sold in the United States absent registration under the Securities Act or an applicable exemption from registration.

For more information on the Offering, please see the Form 8k filed by the Company on July 28, 2015.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) develops, markets, and sells proprietary laboratory instrumentation and associated consumables to the estimated $6 billion life sciences sample preparation market. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions. To date, we have installed over 250 PCT systems in approximately 160 sites worldwide. There are over 100 publications citing the advantages of the PCT platform over competitive methods, many from key opinion leaders. Our primary application development and sales efforts are in the biomarker discovery and forensics areas. Customers also use our products in other areas, such as drug discovery & design, bio-therapeutics characterization, soil & plant biology, vaccine development, histology, and forensic applications.

Forward Looking Statements

Statements contained in this press release regarding PBI’s intentions, hopes, beliefs, expectations, or predictions of the future are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

For more information about PBI and this press release, please click on the following website link:

http://www.pressurebiosciences.com

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